WRITTEN CONSENT OF THE COURT-APPOINTED CUSTODIAN
OF
VIKING CAPITAL GROUP, INC.

The undersigned, being the duly appointed custodian (the "Custodian") and holding all of the powers otherwise held by the board of directors of Viking Capital Group, Inc., a Utah corporation (the "Company"), does hereby consent, pursuant to the laws of the State of Utah and the Order dated May 21, 2009 of the Third District Court in and for Salt Lake County, State of Utah, to the following actions and adopt the following resolutions by written consent.

WHEREAS, at the start of 2009, the Company had ceased operations, had incurred substantial tax arrearages with the State of Utah and was no longer in good standing;

WHEREAS, the Custodian is, and has been for some time, a shareholder of the Company and desires to restore the Company to good standing in order to benefit all shareholders;

WHEREAS, the Custodian paid on behalf of the Company an amount of several thousand dollars to the State of Utah, and incurred and paid substantial professional fees associated with legal and accounting work to restore the Company to good standing in the State of Utah; and

WHEREAS, the Custodian was duly appointed by the Third District Court in and for Salt Lake County, State of Utah, to serve as the Company's custodian with all powers otherwise held by the officers and the board of directors of a corporation organized under the laws of the State of Utah, and to take those actions the Custodian believes to be in the best interests of the Company and its stockholders.

NOW, THEREFORE, IT IS RESOLVED, that the Class B Common Stock of the Company be and is hereby reverse split in the ratio of one for ten (1:10); and

RESOLVED FURTHER, that the issuance to Joseph Arcaro of 51,000 shares of Class B Common Stock in consideration for the debts, taxes and other obligations paid by Mr. Arcaro on behalf of the Company be and is hereby approved.

IN WITNESS WHEREOF, the undersigned Custodian has duly executed this Written Consent effective as of October 5, 2009.

Joseph Arcaro

Joseph Arcaro